Exhibit 4.14

FIRST AMENDMENT TO SHAREHOLDERS AGREEMENT

FIRST AMENDMENT dated as of May 6, 2003 (this “Amendment”), by and among COMPAÑÍA INTERNACIONAL DE BEBIDAS, S.A. DE C.V., a sociedad anónima de capital variable organized under the laws of the United Mexican States (“CIB”), GRUPO INDUSTRIAL EMPREX, S.A. DE C.V., a sociedad anónima de capital variable organized under the laws of the United Mexican States (“Emprex”), THE COCA-COLA COMPANY, a Delaware corporation (“KO”), THE INMEX CORPORATION, a Florida corporation (“Inmex”), ATLANTIC INDUSTRIES, a Cayman Islands corporation (“AI”), DULUX CBAI 2003 B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands and an indirect wholly owned subsidiary of AI (“Dulux 1”), and DULUX CBEXINMX 2003 B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands and an indirect wholly owned subsidiary of Inmex (“Dulux 2”), to the Amended and Restated Shareholders Agreement dated as of July 6, 2002 (the “Shareholders Agreement”) by and among CIB, Emprex, KO and Inmex.

WHEREAS, CIB, Emprex, KO and Inmex have entered into the Shareholders Agreement; and

WHEREAS, as a result of the Agreement of Merger, dated as of December 22, 2002 among Coca-Cola FEMSA, S.A. de C.V. (the “Company”), Midtown Sub, Inc. and Panamerican Beverages, Inc. and the transactions contemplated therein, Dulux 1 and Dulux 2 hold, respectively, 174,943,682 and 129,101,996 ordinary restricted shares of Series D Common Stock of the Company, with a par value of P$1.00.

NOW THEREFORE, pursuant to the terms of the Shareholders Agreement and in accordance with Section 9.8 thereof, the parties hereto agree to amend the Shareholders Agreement as follows:

SECTION 1. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Shareholders Agreement.

SECTION 2. Agreement to be Bound. (a) Each Party and each of AI, Dulux 1 and Dulux 2 agrees that, effective as of the date hereof, each of AI, Dulux 1 and Dulux 2 shall join the Shareholders Agreement (as amended hereby) as a Shareholder and shall be subject to all the terms and conditions thereof, and, from and after the date hereof, shall assume all responsibilities, duties, obligations and liabilities, and be entitled to all rights and privileges, of a holder of Series D Shares thereunder.

(b) AI agrees to comply with all agreements, obligations and duties under Sections 3.3, 3.4(b), 4.2(d), 5.1 and 5.3(g) of the Shareholders Agreement that are applicable to

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Inmex, and AI hereby agrees to all of the waivers set forth in Section 8.5 of the Shareholders Agreement; provided that these agreements and waivers by AI shall not relieve Inmex of any of its obligations under the Shareholders Agreement.

SECTION 3. Amendment. (a) Section 1 of the Shareholders Agreement is hereby amended as follows:

(i) The following definition shall be included:

“‘AI’ shall mean Atlantic Industries, a Cayman Islands corporation.”

(ii) The definition of “COC Shareholder” is amended by deleting the definition in its entirety and replacing such definition with the following:

“‘COC Shareholder’ shall mean (i) with respect to a CIB Change Of Control, each of the CIB Shareholders and each Shareholder that was a CIB Shareholder immediately prior to the time of such CIB Change Of Control, (ii) with respect to a CIB Shareholder Change Of Control, each Shareholder that ceased to be a CIB Shareholder upon the occurrence of such CIB Shareholder Change Of Control, and (iii) with respect to an Inmex Change Of Control, each of the Inmex Shareholders and each Shareholder that was an Inmex Shareholder immediately prior to such Inmex Change Of Control and (iv) with respect to an Inmex Shareholder Change Of Control, each Shareholder that ceased to be an Inmex Shareholder upon the occurrence of such Inmex Shareholder Change Of Control.”

(iii) The definition of “Inmex Change Of Control” is amended by deleting the definition in its entirety and replacing such definition with the following:

“‘Inmex Change Of Control’ shall mean at any time when an Inmex Shareholder is a Majority Owned Subsidiary of KO or KO is the legal successor of such Inmex Shareholder, a Person that is not approved by KO’s Board of Directors shall obtain effective working control of KO.”

(iv) The definition of “Inmex Shareholder” is amended by deleting the definition in its entirety and replacing such definition with the following:

“‘Inmex Shareholder’ shall as of a particular time mean Inmex (if it is then a Shareholder), AI (if it is then a Shareholder) or any Shareholder that at such time is a Majority Owned Subsidiary of KO.”

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(v) The definition of “Inmex Shareholder Change Of Control” is amended by deleting the definition in its entirety and replacing such definition with the following:

“‘Inmex Shareholder Change Of Control’ with respect to an Inmex Shareholder shall mean that (i) such Inmex Shareholder shall cease to be a Majority Owned Subsidiary of KO, other than in a transaction pursuant to which KO (or any Majority Owned Subsidiary of KO) becomes the legal successor of such Inmex Shareholder; or (ii) at any time when an Inmex Shareholder is not a Majority Owned Subsidiary of KO, there shall occur a change in the then existing Managing Control over such Inmex Shareholder.”

(b) Section 2.1(a) of the Shareholders Agreement is hereby amended and restated as follows:

“2.1. Board of Directors.

(a) As provided in the Estatutos, the Company shall be governed by a Board of Directors which shall consist of not more than 18 members. The Estatutos provide that 11 directors of the Company (the “Series A Directors”), and any alternates therefor, shall be elected by the holders of Series A Shares, that four directors of the Company (the “Series D Directors”), and any alternates therefor, shall be elected by the holders of Series D Shares and that up to 3 directors of the Company, and any alternates therefor, shall be elected by the holders from time to time of Series L Shares. In addition, the Estatutos provide that any holder or group of holders of Shares that were not voted in favor of the directors of the Company elected by the holders of Series A Shares, Series D Shares or Series L Shares shall have the right to designate one director of the Company, and one alternate therefor, for each 10% of all issued, subscribed and paid Shares such holder’s or group’s Shares represent. Each Shareholder agrees that, if such Shareholder votes any Series A Shares or Series D Shares held by it in favor of any individual who is elected as a Series A Director or Series D Director at any general meeting, or related special meeting, of shareholders of the Company, such Shareholder shall vote all such Restricted Shares held by it in favor of such individual at such meetings.”

(c) Section 3.8(i) of the Shareholders Agreement is hereby amended and restated as follows:

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“3.8. Provision of Certain Information. CIB, the CIB Shareholders, Inmex and the Inmex Shareholders agree that the Company shall provide each of them with the following:

(i) such information and calculations as to permit each of them to meet its planning, accounting, tax and regulatory requirements (including the U.S. Foreign Corrupt Practices Act, if applicable, and any similar Mexican laws), and shall conduct its affairs in such manner as to permit each of them to comply with such Act and laws, it being understood that, except to the extent required to permit each of them to comply with such tax and regulatory requirements (including the U.S. Foreign Corrupt Practices Act, if applicable, and any similar Mexican laws), the Company will not be required to change its existing accounting practices;”

(d) Sections 6.1(ii) and 6.1(iii) of the Shareholders Agreement are hereby amended and restated as follows:

“(ii) the commencement by CIB, any CIB Shareholder, Inmex or any Inmex Shareholder or, for so long as Inmex or AI shall be a Majority Owned Subsidiary of KO or KO shall be the legal successor of Inmex or AI, KO of a proceeding for receivership, bankruptcy, insolvency, dissolution, liquidation or reorganization or any similar proceeding; or

(iii) the commencement against CIB, any CIB Shareholder, Inmex or any Inmex Shareholder or, for so long as Inmex or AI shall be a Majority Owned Subsidiary of KO or KO shall be the legal successor of Inmex or AI, KO of any proceeding specified in clause (ii) of this Section 6.1, and such proceeding has resulted in the entry of an order for any relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof.”

(e) Section 8.3 of the Shareholders Agreement is hereby amended and restated as follows:

“8.3. Obligations of the Inmex Shareholders. Inmex hereby guarantees, absolutely, irrevocably and unconditionally, to CIB and the CIB Shareholders, their successors and assigns, the full and prompt performance and observance of all of the covenants, agreements and obligations of each of the Majority Owned Subsidiaries of Inmex under this Agreement and the

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Estatutos. AI hereby guarantees, absolutely, irrevocably and unconditionally, to CIB and the CIB Shareholders, their successors and assigns, the full and prompt performance and observance of all of the covenants, agreements and obligations of each of the Majority Owned Subsidiaries of AI under this Agreement and the Estatutos.”

(f) Section 8.4 of the Shareholders Agreement is hereby amended and restated as follows:

“8.4. Obligations of Inmex. KO hereby guarantees, absolutely, irrevocably and unconditionally, to CIB and the CIB Shareholders, their successors and assigns, the full and prompt performance and observance of all of the covenants, agreements and obligations of Inmex and AI under this Agreement, including any covenants, agreements and obligations contained in Section 8.3 hereof, the Stock Subscription Agreement and the Estatutos (the “KO Guarantee”). In the event KO delivers to CIB one or more guarantee agreements executed by a Person that is and remains a record holder of shares of common stock of Inmex and/or AI (each, a “Designated Guarantor”) in favor of CIB and the CIB Shareholders, in form and substance satisfactory to CIB, and provided that each such Designated Guarantor’s net worth shall exceed US$200,000,000 at the time of delivery thereof, then the KO Guarantee shall be the several, but not joint, obligation of KO and any such Designated Guarantors, in such proportions as shall be set forth in such guarantee agreements; provided, however, that in the event (i) a Designated Guarantor’s net worth shall not exceed US$200,000,000 at the time any obligation on the part of a guarantor arises pursuant to the KO Guarantee or at any time thereafter until such obligation is satisfied in full, (ii) a Designated Guarantor shall commence a proceeding for receivership, bankruptcy, insolvency, dissolution, liquidation or reorganization or any similar proceeding or (iii) any proceeding specified in clause (ii) of this proviso shall be commenced against a Designated Guarantor, and such proceeding has resulted in the entry of an order for any relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof, then in any such case any portion of the KO Guarantee set forth in such Designated Guarantor’s guarantee agreement as being the several obligation of such Designated Guarantor shall be the guarantee obligation of KO as if no such guarantee agreement had been delivered; and provided, further, that in no case shall such

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proportionate guarantees of KO or the Designated Guarantors, taken as a whole, constitute less than 100% of the KO Guarantee on a several basis; and provided, further, that, subject to Sections 4.2(d), 5.3(f) and 6.2(e) hereof, in no event shall KO be obligated under this Section 8.4 with respect to the performance or observance, after Inmex or AI shall have ceased to be a Majority Owned Subsidiary of KO, of any covenant, agreement or obligation of Inmex or AI, as the case may be; and provided, further, that for so long as Inmex or AI shall be a Majority Owned Subsidiary of KO, KO’s proportionate obligation with respect to the KO Guarantee shall not be less than its direct percentage ownership interest, if any, in Inmex or AI, as the case may be; and provided, further, that in no event shall there be more than 3 Designated Guarantors at any one time.”

(g) The references in Sections 5.3(g) and 6.2(e) of the Shareholders Agreement to “the Inmex guarantee pursuant to Section 8.3” shall be understood to refer to the guarantees of Inmex and AI pursuant to Section 8.3 of the Shareholders Agreement.

SECTION 4. Representations. Each of AI, Dulux 1 and Dulux 2 hereby represents to each of the other Parties and to the Company as follows:

(a) Shareholders Agreement and Estatutos. Each such party has received a copy of, and has carefully read, the Shareholders Agreement and the Estatutos. In particular and without limiting the foregoing, each such party acknowledges that by delivering this Amendment, it will become bound by the provisions of Section 9.5 of the Shareholders Agreement, and that service of legal process thereunder shall be deemed in every respect effective if personally served at the address for notice to KO or Inmex set forth in Section 9.3 of the Shareholders Agreement.

(b) Corporate Organization. AI is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and each of Dulux 1 and Dulux 2 is a corporation duly incorporated and validly existing under the laws of The Netherlands. Each such party has all requisite power to execute and deliver this Amendment, to perform its obligations hereunder and under the Shareholders Agreement and to consummate the transactions contemplated hereby and thereby.

(c) Authorization. The execution and delivery of this Amendment by each such party and the performance and consummation by it of the transactions contemplated hereby and by the Shareholders Agreement have been duly authorized by all required action on the part of such party. This Amendment has been duly executed and delivered by each such party, and, assuming due authorization, execution and delivery of this Amendment and the Shareholders Agreement by the other parties hereto and thereto, this Amendment and the Shareholders Agreement constitute the valid and binding obligations of each such party, enforceable against it

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in accordance with their terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally.

(d) No Conflict. The execution and delivery by each such party of this Amendment, the consummation by it of the transactions contemplated hereby and by the Shareholders Agreement and the fulfillment of and compliance with the terms and conditions hereof and thereof do not and will not violate or conflict with its governing instruments or any law or regulation, judicial or governmental order, judgment or ruling, or result in the breach, default, modification or alteration of any term in any contract, license or other instrument, to which it or any of its property is subject or bound.

(e) Pending Litigation. No suit, investigation, action or other proceeding is pending, or to the knowledge of each such party, threatened, against such party before any court or governmental agency restraining or prohibiting such party from consummating the transactions contemplated hereby or by the Shareholders Agreement or which could result in the obtaining of damages from such party in connection therewith. SECTION 5. Full Force and Effect. Except as expressly amended hereby, the Shareholders Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof. SECTION 6. Counterparts. This Amendment may be executed in two or more counterparts, each of which when executed shall be deemed an original but all of which taken together shall constitute one and the same agreement.

SECTION 5. Full Force and Effect. Except as expressly amended hereby, the Shareholders Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof. SECTION 6. Counterparts. This Amendment may be executed in two or more counterparts, each of which when executed shall be deemed an original but all of which taken together shall constitute one and the same agreement.

SECTION 6. Counterparts. This Amendment may be executed in two or more counterparts, each of which when executed shall be deemed an original but all of which taken together shall constitute one and the same agreement.

SECTION 7. Captions. The Section headings contained in this Amendment are inserted in this Amendment only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Amendment or the intent of any provision of this Amendment.

SECTION 8. Governing Law. This Amendment will be governed by and construed and enforced in accordance with the laws of Mexico.

SECTION 9. Further Assurances. Each Party hereto agrees, at its own expense, to perform all such further acts and execute and deliver all such further agreements, instruments and other documents as another Party shall reasonably request to evidence more effectively the assignments and assumptions made by the Parties under this Amendment.

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPAÑÍA INTERNACIONAL DE BEBIDAS, S.A. DE C.V.

By: /s/ Carlos Aldrete Ancira
Name: Carlos Aldrete Ancira Title: Attorney-in-fact

GRUPO INDUSTRIAL EMPREX, S.A. DE C.V.

By: /s/ Carlos Aldrete Ancira
Name: Carlos Aldrete Ancira Title: Attorney-in-fact

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THE COCA-COLA COMPANY

By: /s/ David M. Taggart
Name: David M. Taggart Title: Vice President and Treasurer

THE INMEX CORPORATION

By: /s/ David M. Taggart
Name: David M. Taggart Title: Treasurer

ATLANTIC INDUSTRIES

By: /s/ Steve M. Whaley
Name: Steve M. Whaley Title: Director and Vice President

DULUX CBAI 2003 B.V.

By: /s/ Steve M. Whaley
Name: Steve M. Whaley Title: Director

DULUX CBEXINMX 2003 B.V.

By: /s/ Steve M. Whaley
Name: Steve M. Whaley Title: Director

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